                                                                   EXHIBIT 10.13


                   EXTENSION AND FOURTH MODIFICATION OF LEASE


      THIS EXTENSION AND FOURTH MODIFICATION OF LEASE dated the 30th day of March 2000, by and between THETA HOLDING COMPANY, L.P., a New Jersey limited partnership (hereinafter referred to as "Landlord"); and BISYS MANAGEMENT COMPANY, a Delaware corporation (hereinafter referred to as "Tenant").

                                WITNESSETH THAT:

      WHEREAS, Overlook at Great Notch ("Overlook"), Landlord's predecessor in title, and Bisys, Inc. entered into a certain lease dated January 9, 1991 (the "Original Lease", which as amended, shall hereinafter be collectively referred to as the "Lease") affecting certain premises (consisting of approximately 2,831 square feet) on the eighth floor of the building known as Overlook at Great Notch (hereinafter the "Building") located at 150 Clove Road, Little Falls, County of Passaic, State of New Jersey, which land is also improved with landscaping, parking facilities and other improvements, all of which, together with the Building and underlying land, shall hereinafter be known as and referred to collectively as the "Project" or "Property"; and

      WHEREAS, Overlook and Bisys, Inc. entered into a First Modification of Lease dated June 3, 1992, whereby the parties added 1,321 square feet to the eighth floor premises covered by the Original Lease; and

      WHEREAS, the Prudential Insurance Company of America, successor in interest to Overlook and Landlord's immediate predecessor in title, and Bisys, Inc. entered into an Extension and Second Modification of Lease dated December 3, 1993, whereby Bisys, Inc. leased from Landlord 5,793 rentable square feet of space on the tenth floor of the Building, and simultaneously therewith surrendered to Landlord all space previously leased by Bisys, Inc. on the eighth floor of the Building; and

      WHEREAS, Landlord and Bisys, Inc. entered into an Extension and Third Modification of Lease dated October 11, 1995, whereby Bisys, Inc. leased from Landlord an additional 2,666 rentable square feet contiguous to the 5,793 rentable square feet on the tenth floor of the Building previously leased by Bisys, Inc., making a total of approximately 8,459 rentable square feet in the Building which shall be hereinafter referred to as the "Current Premises"; and

      WHEREAS, Bisys, Inc. and Tenant are subsidiaries of The Bisys Group; and

      WHEREAS, Bisys, Inc. has assigned the aforementioned Lease to the Tenant, and Tenant has accepted such assignment, transfer and conveyance of all of Bisys, Inc.'s rights, liabilities and leasehold interests in, to and under the Lease; and

      WHEREAS, in consideration for the Extension and Fourth Modification of Lease, The Bisys Group agrees to guarantee the rights and obligations of Tenant pursuant to the Lease; and

      WHEREAS, Landlord and Tenant desire to spread said Lease over an additional approximately 2,434 rentable square feet contiguous to the Current Premises on the 10th floor of the Building, making a total of approximately 10,893 rentable square feet in the Building and to modify certain other provisions of said Lease in connection with the taking of said additional approximately 2,434 rentable square feet; and

      WHEREAS, the Lease is in full force and effect and Landlord and Tenant are in compliance with all terms and conditions thereof; and

      WHEREAS, Tenant and Landlord desire to modify the Lease as hereinafter set forth;

      NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and valuable consideration having been exchanged between the parties the receipt of which is hereby acknowledged, Landlord and Tenant hereby agree to modify the Lease, and The Guarantor hereby agree to guarantee the rights and obligations of Tenant, as follows:

1. Guarantee. The Bisys Group hereby guarantees the full performance of all of the terms, covenants and conditions of the Lease to be kept and performed by the Tenant, including the covenant to pay rent and other charges to accrue thereunder.


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
2. Additional Space. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 2,434 rentable square feet, subject to final measurement, located on the tenth floor of Building (the "Additional Space"), as shown on the attached Exhibit "A". Coupled with Tenant's Current Premises of approximately 8,459 rentable square feet located on the tenth floor of Building, the new "Enlarged Premises" totals approximately 10,893 rentable square feet, subject to final measurement of the Additional Space.

3. Commencement Date. The date of commencement for the Additional Space (the "Additional Space Commencement Date") shall be the date of substantial completion of Landlord's Work, as hereinafter defined, in the Additional Space, which is projected to be three (3) months from Landlord's receipt of final approved Working Drawings, as hereinafter defined, or such earlier date as Tenant takes possession or commences use of the Additional Space for any purpose other than construction. The Additional Space Commencement Date and the commencement of rental payment hereunder shall not be extended or delayed for any period of time that substantial completion of Landlord's Work and the delivery of possession of the Additional Space is delayed beyond that date which is three (3) months from Landlord's receipt of final approved Working Drawings, as hereinafter defined, by any reason of: (i) special work, changes, alterations or additions required or made by Tenant in the Additional Space; (ii) delays and/or default on the part of Tenant in submitting on a timely basis any plans and/or specifications, supplying information, approving plans, specifications or estimates, or giving authorizations required hereunder or otherwise for the completion of Landlord's Work; and/or (iii) delays otherwise caused in whole or in part by Tenant. However, in no event shall the Additional Space Commencement Date and the commencement of rental payment hereunder be later than July 1, 2000. The foregoing notwithstanding, if the Additional Space shall not be substantially complete and the Tenant shall not have taken possession or commenced use of the Additional Space on or before the date which shall be one hundred fifty (150) days from the date Landlord commences construction of Landlord's Work as herein defined, as such date may be extended by the number of days, if any, of any (i) Tenant Delays, as herein defined; (ii) Force Majeure delays; and/or (iii) any other delays pursuant to this Section, then Tenant shall receive a credit at the next monthly rent payment date equal to ninety five dollars ($95) for each business day the Commencement Date is delayed beyond such one hundred fifty (150) day period, as such may be extended. "Force Majeure" means, with respect to the occurrence of a specified date or event, any and all events beyond the reasonable control of Landlord, including, without limitation, strikes, lockouts, acts of God, enemy actions, civil commotion or war, casualties and governmental actions, but excluding lack of funds, which events delay the occurrence of the specified date or event in question. If the Additional Space Commencement Date occurs on any day other that the first day of a month, then the Basic Rent will be pro-rated on a daily basis (i.e., annual rental divided by 365 days, or 366 days in a leap year). As of the Additional Space Commencement Date, the Additional Space shall be deemed to be a part of the Premises demised under the Lease.

4. Extension Term. The Term of the Lease for the Enlarged Premises is hereby extended so that the Termination Date shall be June 30, 2007.

5. Basic Annual Rent. Tenant's Basic Annual Rent for the Current Premises and the Additional Space, subject to adjustment to reflect the final measurement of rentable square feet of the Additional Space, from and after the Additional Space Commencement Date shall be payable as follows:

--------------------------------------------------------------------------------
                                  Rent per
                                  Rentable    Monthly Rent   Annual Rent
                                  Sq. Ft.
--------------------------------------------------------------------------------

Through the 5th anniversary of
the Additional Space
Commencement Date:

Current Premises                   $28.50      $20,090.13    $241,081.50
Additional Space                    28.50        5,780.75      69,369.00
                                               ----------    -----------
     Enlarged Premises              28.50       25,870.88     310,450.50


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

From and after the 5th
anniversary of the Additional
Space Commencement Date through
the Termination Date:

Current Premises                   $31.00       21,852.42     262,229.00
Additional Space                    31.00        6,287.83      75,454.00
                                                ---------      ---------
     Enlarged Premises              31.00       28,140.25     337,683.00

6. Tenant's Percentage Share. From and after the Additional Space Commencement Date, Tenant's Share of Operating Expenses and Taxes as provided for in Item 6 of Exhibit "B" of the Original Lease shall be increased to 2.56% (10,893 sq. ft. divided by 425,000 sq. ft.), subject to adjustment to reflect the final measurement of rentable square feet of the Additional Space.

7. Base Year. From and after the Additional Space Commencement Date, Tenant's Base Year for Operating Expenses and Tax Increases as provided for in Item 7 of Exhibit "B" of the Original Lease shall be calendar year 2000.

8. Tenant Electric. Tenant shall pay an Electric Energy Charge for the Additional Space in accordance with Article 5.2 and Exhibit "B" of the Original Lease. At Landlord's option, separate meters for such utilities and services may be installed for the Enlarged Premises, and upon demand, Tenant shall immediately pay Landlord for the installation, maintenance and/or repair of such meters and for all charges with respect to consumption of such utilities or services so metered or provided.

9. Landlord's Work.

      9.1 Plans. (a) Tenant and Landlord have approved the construction drawings (hereinafter the "Working Drawings") prepared by The ISS Architectural Group, Inc. dated January 6, 2000, as revised on February 22, 2000, for the installation of Tenant's initial improvements to the Additional Space and improvements and/or alterations to the Current Premises (the "Improvements"). Any review or approval by Landlord of the Working Drawings is solely for Landlord's benefit, and without any representation or express or implied warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with laws or otherwise.

            (b) Any and all change orders which Tenant may initiate during the course of construction are also subject to Landlord's approval which shall not be unreasonably withheld or delayed. Notwithstanding anything contained herein, Landlord shall not be required to perform, and Tenant shall not request, work which would (i) require changes to structural components or infrastructure of the Building or the exterior design of the Building, (ii) require any material modification to the Building's mechanical installation or installations outside the Current Premises and/or the Additional Space, (iii) not comply with all applicable laws, rules, regulations, and requirements of any governmental department having jurisdiction over the construction of the improvements in the Building and/or Additional Space, (iv) be incompatible with the Building plans filed with the Township of Little Falls or with the occupancy of the Building as an office building, (v) delay the completion of the Additional Space or any part thereof beyond a normal construction period for all such work or (vi) not meet minimum Building Standards as detailed on Exhibit "B" attached hereto. Any changes required by any governmental department affecting the construction of the Additional Space shall not be deemed to be a violation of any provision of this Lease or a Tenant Delay and shall be unilaterally accepted by Landlord and Tenant.

      9.2 Landlord's Work. All work shown on the final approved Working Drawings, excluding any telephone/data/communication cabling work, or any such portion thereof, if any, specifically designated as Tenant's Work, is collectively called "Landlord's Work". The Additional Space shall be finished by Landlord in accordance with the final approved Working Drawings in a good and workmanlike manner. Landlord shall obtain all permits and inspections required for occupancy, exclusive of any special permits or approvals relating to Tenant's equipment or business operations, and shall furnish all labor, material and equipment required to complete Landlord's Work described herein. Landlord shall be responsible for the costs and expenses in connection with the Design Development Documents, the Working Drawings, permits and inspections to be obtained by Landlord, Landlord's Work and Landlord's construction supervisory fees which shall not exceed 2.5% of the Improvement Cost as defined, (collectively referred to as the "Improvement Cost") up to the initial aggregate of $13.00 per rentable square feet of the Additional Space, plus $6.00 per rentable square feet of Current Premises, for a total of $82,396.00, hereinafter referred to as the "Improvement Allowance", except as set forth in Section 9.4 below. In the event that the Improvement Cost shall exceed the Improvement Allowance, then any amount in excess of the Improvement Allowance shall be paid by Tenant to Landlord in accordance with Section 9.5 below.


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
In the event that the Improvement Cost shall be less than the Improvement Allowance, Tenant shall be entitled to apply any remaining amount to rent. The Improvements shall, upon installation, become the property of Landlord and shall be surrendered by Tenant to Landlord at the end or other expiration of the term of the Lease.

      Tenant agrees that Landlord's Work or any part thereof may be performed, furnished, installed, and provided by or through contractors, suppliers and/or a construction manager of the Landlord's choice.

      Tenant and Landlord agree that Landlord's Work in Construction Area I, as shown on Exhibit "C" attached hereto and by this reference made a part hereof, will be performed during normal business hours, with the exception of any core drilling, jack hammering or "shooting" of additional anchors in the ceiling if provided for in the approved Working Drawings. It is further agreed that Landlord's Work in Construction Area II, as shown on Exhibit "C" shall be performed after normal business hours, or on weekends, unless such work shall not unreasonably interfere with Tenant's normal operations within the Current Premises.

      If Landlord shall be delayed in substantially completing Landlord's Work as a direct result of any act, neglect, failure, or omission of Tenant, its agents, servants, employees, contractors, or subcontractors, including without limitation any of the following, such delay shall be deemed a Tenant Delay:

      a) Tenant's failure to deliver the Design Development Documents or Tenant's delay in submitting objections to or approval of the Design Development Documents and/or the Working Drawings in accordance with
            Section 9.1 above; or

      b) Tenant's delay in submitting or approving any other drawing, plans or specifications or in supplying information; or

      c) Tenant's request for non-standard building materials, finishes, or installations which are not readily available at the time Landlord is ready to install same; or for standard building materials, finishes, or installations which are not readily available at the time Landlord is ready to install same and for which a substitute material, finish or installation of equal quality is available; or

      d) Tenant's changes in approved drawings, plans, or specifications submitted to or prepared by Landlord; or

      e) the performance of work by a person, firm, or corporation employed by Tenant which interferes with implementation of Landlord's Work and delays in the completion of such work by that person, firm or corporation; or

      f) by reason of Tenant's Work which unreasonably interferes with implementation of Landlord's Work including, without limitation, any delay in the preparation of mechanical and electrical drawings for the Additional Space by reason of additional time required to reflect Tenant's Work.

      g) Tenant's request for Landlord's Work to be performed after normal business hours or on weekends, unless it has been agreed that such work is to be performed during those hours as specifically set forth herein.

In the event the Improvement Cost exceeds the Improvement Allowance, Tenant shall pay to Landlord, as Additional Rent, a sum equal to any "Additional Cost to Landlord" in completing Landlord's Work resulting from Tenant Delay, but only to the extent that the Improvement Cost exceed the Improvement Allowance. "Additional Cost to Landlord" shall mean the cost over and above such cost as would have been the aggregate cost to Landlord of completing Landlord's Work had there been no Tenant Delay. Any such sums shall be paid to Landlord within ten
(10) days after Landlord bills Tenant therefor. Such costs shall be collectible whether or not the term of the Additional Space shall have commenced.

      Unless otherwise provided herein, in the event that either party hereto submits any drawings, plans, or other materials to the other party for their approval, the receiving party shall, within ten (10) business days thereafter, respond in writing, either approving such materials or requesting the other party to make specific changes therein. Unless otherwise provided herein, the receiving party's failure to respond within the time period set forth in the preceding sentence shall be deemed approval of such submission.


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
      Landlord's Work shall be deemed "substantially complete" upon receipt of a Certificate of Occupancy for the Additional Space and the Additional Space being in such condition the Tenant can legally operate Tenant's business in the Additional Space. Landlord shall give Tenant five (5) business days prior written notice of the date on which substantial completion is anticipated. Notwithstanding substantial completion, Tenant shall be permitted to submit a "Punchlist" to Landlord within thirty (30) days following the Additional Space Commencement Date. Such Punchlist shall list items that are incomplete or defective. Upon receipt of the Punchlist, Landlord shall promptly commence correction of those items appropriately listed.

      9.3 Tenant's Work. Tenant's Work shall mean any work performed by or on behalf of Tenant in the Additional Space which is not included in Landlord's Work or otherwise performed by Landlord on behalf of Tenant. Contractors and subcontractors doing Tenant's Work shall be of Tenant's choice but shall be subject to Landlord's prior approval, which shall not be unreasonably withheld, and such rules and regulations as Landlord, in its reasonable discretion, may impose. Notwithstanding the foregoing, the approval of any contractors or subcontractors performing any alterations or modifications which affects the plumbing, sprinkler, heating, ventilation or air conditioning systems or the electrical risers, conduits, meters, panel boxes, transformers, switch gear or the wiring thereto, or affects the structure of the Building, shall rest solely within Landlord's determination. TENANT'S WORK MAY BE DONE DURING NORMAL WORKING HOURS PRIOR TO THE ADDITIONAL SPACE COMMENCEMENT DATE, SUBJECT TO AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LEASE, PROVIDED LANDLORD'S WORK HAS PROGRESSED SUFFICIENTLY THAT TENANT'S WORK WILL NOT UNREASONABLY INTERFERE WITH REMAINING LANDLORD'S WORK. Tenant shall receive, without charge, water, heat and ventilation during normal working hours. Tenant shall pay for all rubbish removal service in connection with its work.

      IT IS UNDERSTOOD AND AGREED THAT TENANT'S ACCESS AND ENTRY PRIOR TO THE ADDITIONAL SPACE COMMENCEMENT DATE TO MAKE ITS INSTALLATIONS IS CONDITIONED UPON TENANT'S CONTRACTORS, SUBCONTRACTORS AND MATERIAL SUPPLIERS WORKING IN HARMONY AND NOT UNREASONABLY INTERFERING WITH THE LABOR FORCES EMPLOYED BY LANDLORD OR ANY OTHER TENANT, OR THEIR CONTRACTORS, SUBCONTRACTORS AND MATERIAL SUPPLIERS. If at any time such entry shall cause disharmony or unreasonable interference, then Tenant's right to such access and entry may be withdrawn by Landlord immediately, however, such entry will be restored if within twenty four (24) hours notice the Tenant cures such interference. Workmen's Compensation, General Liability and Property Damage insurance, all in amounts and with companies and on forms reasonably satisfactory to Landlord, shall be provided and at all times maintained by Tenant or its contractors engaged in the performance of Tenant's Work before proceeding with any Tenant's Work. CERTIFICATES FOR SUCH INSURANCE SHALL BE FURNISHED TO LANDLORD PRIOR TO THE COMMENCEMENT OF ANY TENANT'S WORK. Access and entry by Tenant before the Additional Space Commencement Date, in accordance with Tenant's Work above, shall be deemed to be under all of the terms, covenants, provisions and conditions of the Lease, except as to the covenant to pay rent. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's decorations or installations so made prior to the commencement term of the Additional Space, except to the extent that any such injury, loss or damage is caused by the gross negligence and/or willful misconduct of Landlord or Landlord's employees. Moreover, any injury, loss or damage as a result of Tenant's Work which may occur to Landlord's Work, or to any of the material or equipment used to complete Landlord's Work, shall be replaced or repaired at Landlord's sole option, and Tenant shall pay Landlord for all costs and expenses related thereto promptly after the rendering of bills. Tenant shall perform all of Tenant's Work strictly in compliance with all required governmental requirements and shall obtain all required governmental permits for such work, at Tenant's sole cost and expense.

      9.4 Change Orders. Any and all excess costs and expenses in connection with change orders or other modifications to the final approved Working Plans which Tenant may initiate during the course of construction shall be paid by Tenant to Landlord promptly after the rendering of bills. No credit shall be granted for the omission of Landlord's Work where no replacement in kind is made.

      9.5 Improvement Costs. In the event that the Improvement Cost shall exceed the Improvement Allowance, then any amount in excess shall be paid by Tenant to Landlord as Additional Rent. Said amounts may be paid in one lump sum payment on the Additional Space Commencement Date or together with interest at an annual rate of twelve percent (12%), in 42 equal installments on the first of each month commencing as of the Additional Space Commencement Date.


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
10. Parking Spaces. From and after the Additional Space Commencement Date, the number of unreserved parking spaces provided for in Item 10 of Exhibit "B" of the Original Lease, as amended, shall be increased from twenty four (24) total spaces to thirty two (32) total spaces.

11. Option to Renew. The Option to Renew set forth in Article 45 of said Original Lease, as modified in the Extension and Third Modification of Lease, is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

                          Article 45 - Option to Renew

      (a) By written notice delivered to Landlord on or before the date which is twelve (12) months prior to the expiration of the Term of this Lease (the "Exercise Date"), "time being of the essence", provided that Tenant is not default in any respect under the terms and conditions of this Lease beyond any applicable notice and grace period on the Exercise Date and the Termination Date and Tenant occupies the entire Enlarged Premises, Tenant shall have the option to extend the term of this Lease for one (1) five (5) year optional renewal period commencing on the first day following the Termination Date and ending on the date which is five (5) years thereafter (hereinafter called the "Renewal Term") upon the same terms and conditions hereof except that the Basic Rent to be paid by Tenant for the Renewal Term, if exercised, shall be 100% of the then annual fair market rental value of the Premises, as determined as hereinafter set forth, and to be effective on the first day of the Renewal Term but in no event less than the rent, including Additional Rent pursuant to Article 3 of the Original Lease, payable by Tenant on the Termination Date. In this regard, no earlier than one hundred fifty (150) days and no later than one hundred five
(105) days prior to the Termination Date, which forty-five (45) day period is hereinafter referred to as the "Exchange Period", Landlord shall submit to Tenant a statement of Landlord's determination of the annual fair market value for the Premises for the Renewal Term, which statement shall show the basis upon which such determination was made. Landlord's determination of the annual fair market rental value shall give due consideration to the rents charged by Landlord for all leases of comparable space (excluding exercise of renewal rights where the tenant had a right of renewal under the terms of its lease) entered into by Landlord for the twelve (12) month period preceding the first day of the Exchange Period, except that if there were no such leases or such leases were so peculiar to a particular situation that no true comparables would be derived, Landlord may expand the basis of its determination to include the rents being charged by other owners of comparable first class office buildings located in the northern New Jersey area. Within ten (10) business days after receipt of Landlord's determination, Tenant may either (i) rescind the exercise of its option, (ii) accept Landlord's determination of the annual fair market rental value or (iii) provide Landlord with its own determination of the annual fair market rental value, including the basis upon which such determination was made. If Tenant elects option (iii), then Landlord and Tenant shall, for a period of thirty (30) days after Landlord's receipt of Tenant's determination, negotiate in good faith to determine the annual fair market rental value and if Landlord or Tenant are unsuccessful in reaching agreement within such thirty
(30) days, either Landlord and Tenant may cause the issue to be arbitrated as hereinafter in this Article 45 set forth. If neither party choose to cause the issue to be arbitrated as hereinafter in this Article 45 set forth, this option to renew shall automatically be null and void and of no force or effect twenty
(20) days following the thirty (30) day period following Landlord's receipt of Tenant's determination of the annual fair market rental value. Except for the Monthly Basic Rent, the Renewal Term shall be upon all of the terms, covenants and conditions contained in this Lease.

      (b) In the event either Landlord or Tenant elect to arbitrate the issue of the annual fair market rental value, such issue shall be determined by arbitration as hereinafter provided. Landlord and Tenant shall each appoint a fit and impartial person as arbitrator who shall have at least ten (10) years' experience in the commercial real estate industry in the northern New Jersey area (a "Qualified Arbitrator"). Such appointment shall be indicated in writing by each party to the other within ten (10) days following the thirty (30) day period following Landlord's receipt of Tenant's determination of the annual fair market rental value, as aforesaid. If the arbitrators are unable to determine the annual fair market rental value as set forth herein within twenty (20) days of their appointment, the arbitrators so appointed shall immediately appoint a third Qualified Arbitrator. In case either party shall fail to appoint a Qualified Arbitrator within a period of ten (10) business days after written notice from the other party to make such appointment, the American Arbitration Association, or its successor (the "AAA") shall appoint such Qualified Arbitrator(s). The two (2) arbitrators so appointed shall appoint the third
(3rd) arbitrator, as aforesaid, otherwise the AAA shall similarly make such appointment. The arbitrators shall proceed with all reasonable dispatch to determine the annual fair market rental value and under all circumstances shall be bound by the terms of this Lease and shall not add to, subtract from, or otherwise modify such provisions. The arbitrators sole discretion in determining the question submitted shall be limited to selecting one of the annual fair market rental values submitted by Landlord or Tenant. The decision of the arbitrators shall, in any event, be rendered within thirty (30) days after the appointment of the first and second arbitrators and such decision shall be in writing and in duplicate with one counterpart delivered to each Landlord and Tenant. The arbitration shall be conducted in accordance with the rules of the AAA and applicable New Jersey law, and a decision of a majority of the arbitrators shall be binding, final and conclusive upon Landlord and Tenant. The fees of the arbitrators and the expenses incident to the proceedings shall be shared equally between Landlord and Tenant.

      (c) In the event the determination of the Monthly Basic Rent is not finalized until after the first day of the Renewal Term, Tenant shall continue paying the Monthly Basic Rent payable for the last year of the term of this Lease, and Additional Rent as provided in this Lease. At such time as the Monthly Basic Rent is determined, the Monthly Basic Rent shall be retroactively adjusted to the first day of the Renewal Term, and if the Monthly Basic Rent for the Renewal Term is greater than the Monthly Basic Rent for the Lease Term, Tenant shall, within ten (10) business days of Landlord's written demand, pay to Landlord the increased Monthly Basic Rent for the period between the first day of the Renewal Term and the last day of the month in which Landlord's demand for such payment was made, and commencing on the first day of the month following the month in which such demand for the lump sum payment was made by Landlord, Tenant shall start making monthly installments of Monthly Basic Rent in the amount as finally determined.

12. Environmental Laws. Article 46, ECRA, of said Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

                         Article 46 - Environmental Laws

Tenant and Landlord shall comply with all Environmental Laws (as hereinafter defined) concerning the proper storage, handling and disposal of any Hazardous Material (as hereinafter defined) with respect to the Project. Environmental Laws shall mean any law governing the use, storage, disposal or generation of any Hazardous Material (as hereinafter defined), including without limitation, the Industrial Site Recovery Act, ISRA, as amended and the Resource Conservation and Recovery Act of 1976, as amended. Hazardous Material shall mean any such substances, materials and wastes which are or become regulated under any Environmental Law; or which are or become classified as hazardous or toxic under any Environmental Law; and explosives and firearms, radioactive material, asbestos, and polychlorinated biphenyls. Except for small amounts Hazardous Material typically used in the operation of general offices and machinery and equipment typically used or operated therein, which are in appropriate containers, Tenant shall not generate, store, handle or dispose of any Hazardous Material in, on, or about the Property without the prior written consent of Landlord. In the event that Tenant is notified of any investigation or violation of any Environmental Law arising from Tenant's activities at the Property, Tenant shall immediately deliver to Landlord a copy of such notice. In such event or in the event Landlord reasonably believes that a violation of Environmental Law exists, Landlord may conduct such tests and studies relating to compliance by Tenant with Environmental Laws or the alleged presence of Hazardous Materials upon the Property as Landlord deems desirable, and if in fact Tenant has violated Environmental Laws, all such tests and studies shall be completed at Tenant's expense. Landlord's inspection and testing rights are for Landlord's own protection only, and Landlord has not, and shall not be deemed to have assumed any responsibility to Tenant or any other party for compliance with Environmental Laws, as a result of the exercise, or non-exercise of such rights. Tenant shall indemnify, defend, protect and hold harmless the Landlord, any Mortgagee ("Mortgagee" shall mean any holder of a mortgage, deed of trust or other security instrument encumbering the Project or Landlord's interest therein or any ground lessor of the Project), the property manager and the leasing manager for the Project and their respective directors, officers, agents, shareholders, partners and employees (collectively referred to herein as the "Indemnities") from any and all loss, claim, expense, liability and cost (including attorney's fees) arising out of or in any way related to the presence of any Hazardous Material introduced to the Premises during the Lease term by any party other than Landlord and/or the Indemnities or introduced to the Property by Tenant, or any of its officers, employees, agents, contractors, licensees, visitors, guests or invitees. If any Hazardous Material is released, discharged or disposed of on or about the Project and such release, discharge or disposal is not caused by Tenant or other occupants of the Premises, or their employees, agents, or contractors, such release, discharge or disposal shall be deemed casualty damage under Article 17 to the extent that the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under such Article.

13. Environmental Matters. The following is hereby added to the Lease as Article 48:

                       Article 48 - Environmental Matters

      (a) (i) Tenant represents and warrants that it is not an "Industrial Establishment" as that term is defined in the Industrial Site Recovery Act, N.J.S.A. 13:Ik-6 et sea. as same may be amended from time to time (the "Act"). Tenant shall not do or suffer anything that will cause it to become an Industrial Establishment under the Act during the term of the Lease. Landlord may from time to time require Tenant at Tenant's sole expense to provide proof satisfactory to Landlord that Tenant is not an Industrial Establishment. In the event that Tenant now is or hereafter becomes an Industrial Establishment (which event shall cause Tenant to be in Default of this Lease) Tenant shall comply with all conditions as set forth below.

            (ii) Tenant agrees that it shall, at its sole cost and expense, fulfill, observe and comply with all of the terms and provisions of the Act and all rules, regulations, ordinances, opinions, orders and directives issued or promulgated pursuant to or in connection with said Act by the Department of Environmental Protection ("DEP"). (The Act and all said rules, regulations, ordinances, opinions, orders and directives are hereinafter collectively referred to as "ISRA"). Without limiting the forgoing, upon Landlord's request therefor, and in all events no later than sixty (60) days prior to "closing, terminating or transferring operation" (as said terms are defined in ISRA) which would be subject to an obligation to comply with ISRA if an industrial establishment is present at the Premises, Tenant at its sole cost and expense, shall provide the Landlord with a true copy of:

                  (A) an opinion letter from DEP (or such other agency or body which shall then have jurisdiction over ISRA matters) in form satisfactory to Landlord's counsel, stating the ISRA does not apply to Tenant, Tenant's use and occupancy of the Premises and to the closing, terminating or transferring of operations at the Premises; or

                  (B) a Negative Declaration (as said term is defined in ISRA) duly approved by DEP (or such other agency or body then having jurisdiction over ISRA matters); or

                  (C) a Remedial Action Workplan (as said term is defined in ISRA) duly approved by DEP (or such other agency or body which shall then have jurisdiction over ISRA matters).

            (iii) Nothing contained in this Article shall be construed as limiting Tenant's obligation to otherwise comply with ISRA.

            (iv) In the event Tenant complies with subparagraph (a) (ii) of this
Article 48 by obtaining an approved Remedial Action Workplan, Tenant agrees that it shall, at its sole cost and expense:

                  (A) post any financial guarantee or other assurance required to secure implementation and completion of such Remedial Action Workplan; and

                  (B) promptly implement and diligently prosecute to completion said Remedial Action Workplan in accordance with the schedule contained therein or as may otherwise be ordered or directed by DEP or such other agency or body which shall then have jurisdiction over such Remedial Action Workplan. Tenant expressly understands, acknowledges and agrees that Tenant's compliance with the provisions of this subparagraph (iv) may require Tenant to expend or do acts after the expiration or termination of the Term and Tenant shall not be excused therefrom. Any remediation conducted at the Premises by Tenant under ISRA or otherwise shall be to the most stringent standard applicable to ISRA and shall not involve alternative standards, institutional or engineering controls.

            (v) Within ten (10) days after a written request by the Landlord or any Mortgagee, Tenant shall deliver to Landlord and the Mortgagee if any, a duly executed and acknowledged affidavit of an executive officer of Tenant, certifying:

                  (A) the proper four digit Standard Industrial Classification Number relating to Tenant's then current use of the Premises (Standard Industrial Classification Number to be obtained by reference to the then current Standard Industrial Classification manual prepared and published by the Executive Office of the President, Office of Management and Budget or the successor to such publication); and

                  (B) (i) that Tenant's then current use of the Premises does not involve the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of Hazardous Material on the site, above ground or below ground, or (ii) that Tenant's then current use does involve the presence of Hazardous Material, in which event, said affidavit shall describe in complete detail Tenant's operations which involves the presence of Hazardous Material. Such description shall, inter alia, identify each Hazardous Material and describe the manner in which Tenant generated, handled, manufactured, refined, transported, treated, stored, and/or disposed of same. Tenant shall supply Landlord and the Mortgagee if any, with such additional information relating to the presence of Hazardous Materials Landlord or its Mortgagee requests (nothing contained in this subsection (B) shall be deemed or construed to permit Tenant to use Hazardous Material)

            (vi) Without limiting the foregoing, Tenant agrees:

                  (i) at its sole cost and expense, to promptly discharge and remove any lien or encumbrance against the Premises, or any other property owned or controlled, in whole or in part, by Landlord imposed due to Tenant's failure to comply with ISRA, and

                  (ii) to defend (with counsel approved by Landlord), indemnify and hold Landlord harmless from and against any and all liability, penalty, loss expenses, damages, costs, claims, causes of action, judgments and/or the like, of whatever nature, including but not limited to reasonable attorney's fees and other costs of litigation or preparation therefor, to the extent such costs arise from or in connection with Tenant's failure or inability, for any reason whatsoever, to observe or comply with ISRA and/or provisions of this Article 48(a).

            (vii) Tenant agrees that each and every provision of this Article 48(a) shall survive the expiration or early termination of the term of this Lease. The parties hereto expressly acknowledge and agree that the Landlord would not enter into this Lease but for the provisions of this Article 48(a) and the aforesaid survival thereof.

      (b) (i) Tenant agrees that it shall, at its sole cost and expense, observe, comply and fulfill all of the terms and provisions of the Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., as the same may be amended from time to time (the "Spill Compensation and Control Act") and all rules, regulations, ordinances, opinions orders and directives issued or promulgated pursuant to or in connection with said Spill Compensation and Control Act by DEP, any subdivision or bureau thereof or governmental or quasi-governmental agency or body having jurisdiction thereof (said Spill Compensation and Control Act and all said rules, regulation, ordinances, opinions, orders and directives are hereinafter in this Article 48(b) collectively referred to as "Spill Act").

            (ii) Without limiting the foregoing, the Tenant agrees:

                  (A) that it shall not do, omit to do or suffer the commission or omission of any act which is prohibited by or may result in any liability under the Spill Act including without limitation the discharge of petroleum products or other hazardous substances (as said terms are defined in the Spill
Act); and

                  (B) whenever the Spill Act requires the "owner or operator" to do any act in or to the Premises, Tenant shall do such act and fulfill all such obligations at its sole cost and expense, it being the intention of the parties hereto that Landlord shall be free of all expenses and obligations arising from or in connection with such compliance with the Spill Act.

            (iii) Without limiting the forgoing, Tenant agrees:

                  (A) at its sole cost and expense, to promptly discharge and to remove any lien or any encumbrance against the Premises, or any other property owned or controlled, in whole or in part, by Landlord, imposed by Tenant's failure to comply with the Spill Act; and

                  (B) to defend (with counsel approved by Landlord), indemnify and hold Landlord harmless from and against any and all liability, penalty, loss, expenses, damages, costs, claims, causes of action, judgments and/or the like, of whatever nature, including but not limited to reasonable attorney's fees and other expenses of litigation or preparation therefor, to the extent such costs arise from or in connection with Tenant's failure or inability, for any reason whatsoever, to observe or comply with the Spill Act and/or the provisions of this Article 48(b).

            (iv) Tenant agrees that each and every provision of this Article 48(b) shall survive the expiration or earlier termination of the Term. The parties hereto expressly agree and acknowledge that the Landlord would not enter into this Lease but for the provisions of this Article 48(b) and the aforesaid survival thereof.

      (c) (i) Tenant agrees that it shall, at its sole cost and expense, promptly comply with all Environmental Laws applicable to its business and properties, wheresoever located, or the Premises. Without limiting the foregoing, Tenant agrees:

                  (A) that it shall not allow to occur any action or omission which is prohibited by or may result in any liability under any Environmental Law; and

                  (B) whenever during the term of this Lease any Environmental Law requires any action of either or both of the owner or operator of the Premises, Tenant shall fulfill all such obligations at its sole cost and expense, it being the intention of the parties hereto that the Landlord shall be free of all expenses or obligations arising from or in connection with compliance with any Environmental Law and Tenant shall bear all such expenses and obligations as if it is the sole owner and operator of the Premises.

            (ii) Without limiting the foregoing, Tenant agrees:

                  (A) at its sole cost and expense to promptly discharge and remove any lien or encumbrance against the Premises or any property owned or controlled in whole or in part by the Landlord, imposed by reason of Tenant's failure to comply with any Environmental Law or any provision of this Article 48(c).

                  (B) to defend (with counsel approved by Landlord), indemnify and hold Landlord harmless from and against any and all liabilities, penalties, losses, expenses, damages, costs, claims, causes of actions, judgments and/or the like, of whatever nature, including but not limited to reasonable attorney's fees and other expenses of litigation or preparation thereof arising including any action brought under this Article 48(c), to the extent such costs arise from or in connection with Tenant's failure to comply with any Environmental Law or any provision of this Article 48(c).

            (iii) Within ten (10) days after a written request by the Landlord or any Mortgagee, Tenant shall deliver to Landlord and the Mortgagee, if any, a fully executed acknowledged affidavit of an executive officer of Tenant, certifying that the Tenant is not in violation of any Environmental Law. Tenant shall supply Landlord and the Mortgagee, if any, with all information relating to any alleged or actual violation of Tenant or any of its officers, employees, agents, assigns, contractors or licensees or any of Tenant's visitors, guests or invitees while in the Premises and/or the Project, of any Environmental Law as the Landlord or Mortgagee reasonably requests within ten (10) days of a written request for such information.

            (iv) Tenant agrees that each and every provision of this Article 48(c) shall survive the expiration or earlier termination of the Term. The parties hereto expressly agree and acknowledge that the Landlord would not enter into this Lease but for the provisions of this Article 48(c) and the survival thereof.

      (d) Without limitation of any of the provisions of this Article 48, Tenant shall not store, generate, manufacture, produce, treat, dispose of, release or discharge on, under or about the Premises any Hazardous Material.

14. American with Disabilities Act. The following is hereby added to the Lease as Article 49:

                  Article 49 - Americans with Disabilities Act

Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. S12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA") establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Building depending on, among other things: (1) whether Tenant's business is deemed a "public accommodation" or "commercial facility", (2) whether such requirements are "readily achievable", and (3) whether a given alteration affects a "primary function area" or triggers "path of travel" requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, except for any Improvements to be performed by Landlord as part of Landlord's Work defined herein only in connection with this Extension and Fourth Modification of Lease, (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III "path of travel" requirements triggered by alterations in the Premises other than as set forth in
(b) above, and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a "public accommodation" instead of a "commercial facility" as a result of the Tenant's use of the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant's employees.

15. Business Days and Business Hours. From and after the Additional Space Commencement Date, the term "Business Days" shall mean Monday to Friday, inclusive, and Saturday from 8:00 a.m. to 1:00 p.m., excluding all days observed as holidays by the State or Federal governments ("Holidays") and the term "Business Hours" shall mean all times between 8:00 a.m. and 6:00 p.m. on Monday to Friday, inclusive, excluding Holidays, and Saturdays from 8:00 a.m. to 1:00 p.m., excluding Holidays.

16. Extra Hours Charge. Subject to periodic adjustment as set forth in Article
5.3 of the Original Lease, Extra Hours Charge, as of the Additional Space Commencement Date the Extra Hours Charge shall be $75.00 per hour.

17. Insurance. The words "Such insurance shall be an amount of not less than $1,000,000 combined single limit for bodily injury and property damage" on lines 25 through 27 of Article 13 of the Original Lease is hereby deleted and the following inserted in lieu thereof: "Such insurance shall be an amount of not less than $2,000,000 combined single limit for bodily injury and property damage".

18. Article 19 of the Lease - Relocation. Article 19 of the Lease - Relocation is hereby deleted in its entirety.

19. Rules and Regulations. Exhibit "C", "Rules and Regulations" of the Original Lease is hereby deleted in its entirety and Exhibit "D", "Rules and Regulations" attached hereto and by this reference made a part hereof is hereby inserted in lieu thereof.

20. Addresses for Payments and Notices. Item 11 of Exhibit "B" of the Original Lease, is hereby amended to be:

(a)   Landlord:   Theta Holding Company, L.P.
                  150 Clove Road
                  Little Falls, New Jersey  07424
                  Attn:  Building Manager

(b)   Tenant:     Bisys Management Company
                  c/o The Bisys Group
                  150 Clove Road (10th floor)
                  Little Falls, New Jersey  07424
                  Attn:  General Counsel

21. Broker. Landlord and Tenant represent and warrant to each other that it has not directly or indirectly dealt with any real estate broker other than CB Richard Ellis, Inc., 400 W Frank W. Burr Blvd., Teaneck, New Jersey in connection with this Extension and Fourth Modification of Lease. Each party covenants and agrees to indemnify, defend and hold the other party harmless from and against any and all liabilities, claims, suits, demands, judgments, costs, interest and expenses (including, but not limited to, reasonable counsel fees incurred in the defense of any action or proceeding) to which the other party may be subject or suffer by reason of the other indemnifying party's having had dealings with respect to this Extension and Fourth Modification of Lease with any other real estate agent or broker. This Article shall survive the expiration or earlier termination of the Lease and shall control in all respects in which it may conflict with the printed form of the Lease and this Extension and Fourth Modification of Lease. Landlord shall pay brokerage commissions in connection with this Extension and Fourth Modification of Lease to CB Richard Ellis, Inc. pursuant to the terms and conditions set forth in any separate agreements by and between CB Richard Ellis, Inc. and Landlord.

22. Tenant hereby renews its obligations to Landlord for the full, prompt and timely payment of all Basic Rent, Additional Rent and all other sums of money required to be paid by Tenant during the Term of said Lease, as herein modified, and for the full, prompt and timely performance, compliance and observance of all terms contained in the Lease, as herein modified. Landlord acknowledges that all the benefits and conditions applicable to the Current Premises under said Lease, hereby apply to the Additional Space pursuant hereto originally as if same were part of the Lease.

23. The provisions hereof shall inure to the benefit of and be binding upon the respective successors and assigns of each of the parties hereto.

24. Except as herein specifically modified and to the extent as herein modified, the provisions of said Lease, as amended, shall remain in full force and effect.

IN WITNESS HEREOF, Landlord, Tenant and Guarantor have caused these presents to be signed by their respective duly authorized officer, the day and year first above written.

                              LANDLORD:

                              THETA HOLDING COMPANY, L.P.
                              By M&E Packaging Corp., its General Partner

                              By:   /s/ Alfred S. Teo
                                    --------------------------------------
                                    Alfred S. Teo, President

                              TENANT:

                              BISYS MANAGEMENT COMPANY

                              By:   /s/ Dennis R. Sheehan
                                    --------------------------------------
                                                (Signature)

                              Name: Dennis R. Sheehan
                                    --------------------------------------


                              Title: Executive Vice President
                                    --------------------------------------

                              GUARANTOR:

                              By:   /s/ Dennis R. Sheehan
                                    --------------------------------------
                                                (Signature)

                              Name: Dennis R. Sheehan
                                    --------------------------------------


                              Title: Executive Vice President
                                    --------------------------------------


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